Exhibit 99

    Thomas & Betts Corporation Extends Board Chairman's Term Through 2005

    MEMPHIS, Tenn., Sept. 1 /PRNewswire-FirstCall/ -- Thomas & Betts Corporation (NYSE: TNB) today announced that T. Kevin Dunnigan will remain non-executive Chairman of the Board for the company until December 31, 2005, on the same terms and conditions defined in the existing agreement. The agreement was previously scheduled to expire on December 31, 2004.
    Dunnigan, 66, has over 40 years experience with Thomas & Betts and served as the company's chief executive officer from 1985 to 1997 and 2000 to 2004, its chief operating officer from 1980 to 1985, and in a variety of management positions from 1974 to 1985. He has served as Chairman of the Board since 1992.

    Thomas & Betts Corporation is a leading designer and manufacturer of connectors and components for electrical and communication markets, engineered steel structures used primarily for utility transmission, and heating and ventilation units used in commercial and industrial applications. Headquartered in Memphis, Tenn., the company reported $1.3 billion in sales in 2003.

SOURCE  Thomas & Betts Corporation
    -0-                             09/01/2004
    /CONTACT: Tricia Bergeron of Thomas & Betts Corporation, +1-901-252-8266, or tricia.bergeron@tnb.com /
    /Web site:  http://www.tnb.com /
    (TNB)

CO:  Thomas & Betts Corporation
ST:  Tennessee
IN:  CPR
SU:  PER